Exhibit 99.1

Contacts:	Peter J. Johnson, CEO

(406) 457-4006

Laura F. Clark, President

(406) 457-4007

NEWS RELEASE

Eagle Bancorp Montana, Inc. Completes Acquisition of First Community Bancorp, Inc.

Helena, Montana – May 2, 2022 – Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” or “Eagle”), the holding company of Opportunity Bank of Montana, today announced that it completed, effective April 30, 2022, its previously announced acquisition of First Community Bancorp, Inc., and its subsidiary, First Community Bank (“First Community”) in a transaction valued at approximately $38.6 million based on Eagle’s closing price of $20.30 as of April 29, 2022. In the transaction, Eagle acquired nine branches and two mortgage LPOs, and approximately $338 million in assets, $320 million in deposits and $194 million in gross loans, based on First Community’s December 31, 2021 financial statements. As a result of the acquisition, Opportunity Bank of Montana has 32 retail branches in key commercial and ag markets across Montana.

In connection with the merger, the Eagle Board of Directors appointed Samuel D. Waters, the former Chairman and President of First Community Bancorp, Inc., to serve as a director on the Eagle Board.

Under the terms of the merger agreement, each outstanding share of First Community stock was converted into the right to receive 37.7492 shares of Eagle common stock and $276.32 in cash for each share of First Community common stock. As a result of the merger, Eagle will issue approximately 1,396,596 shares of Eagle common stock and will pay approximately $10.2 million to the former holders of First Community common stock.

“We are pleased to announce the completion of the merger and we welcome First Community’s shareholders, customers and employees to the Eagle team,” said Peter J. Johnson, CEO. “First Community is an experienced agriculture and commercial lender with a 130-year operating history in Montana and deep roots in the communities it serves. This merger expands Eagle’s presence in Montana, and compliments Eagle’s franchise, both strategically and culturally.”

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 32 banking offices and two mortgage LPOs. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

Safe Harbor Statement

Certain statements contained in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may”, “would”, “could”, “will”, “expect”, “anticipate”, “project”, “believe”, “intend”, “plan” and “estimate”, as well as similar words and expressions. These forward-looking statements include statements related to our completion of the proposed Eagle and First Community transaction, and our anticipated future financial performance. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict.

EBMT Press Release

May 2, 2022

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following:

●	the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition;

●	the reaction to the merger of all the banks’ customers, employees and counter-parties or difficulties related to the transition of services;

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the possibility that the anticipated benefits of the acquisition of First Community are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Eagle does business;

●	the difficulties and risks inherent with entering new markets;

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general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

●	our ability to raise additional capital may be impaired if markets are disrupted or become more volatile;

●	costs or difficulties related to the integration of the banks we may acquire may be greater than expected;

●	restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

●	governmental monetary and fiscal policies as well as legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

●	competitive pressures among depository and other financial institutions may increase significantly;

●	changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

●	other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

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our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry and/or as a result of the ongoing “great resignation” occurring in the U.S. economy;

●	adverse changes may occur in the bond and equity markets;

●	war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets;

●	economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and

●	we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

EBMT Press Release

May 2, 2022

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on form 10-K for the year ended December 31, 2021, and otherwise in our SEC reports and filings, for a description of some of the important factors that may affect actual outcomes.

Note: Transmitted on Globe Newswire on May 2, 2022 at 7:00 a.m. MT.